Exhibit 19.1

AAR CORP.

Insider Trading Policy

PURPOSE:

To avoid misuse of confidential or material non-public information in connection with trading in Company securities or in the securities of other companies, including companies with which the Company does or may do business; to promote compliance by employees, officers and directors with applicable securities laws governing insider trading in Company securities and in the securities of other companies.

SCOPE:	Corporate; all operating units (foreign and domestic).

POLICY:•It is the policy and objective of the Company:

□	that all Company employees, officers and directors comply with applicable securities laws and regulations concerning transactions in Company securities and in the securities of other companies; and

□

to preclude the use by any employee, officer or director of the Company, or any other person, of confidential or material non-public information regarding the Company or regarding other companies, including companies with which the Company does or may do business, whether the information is favorable or unfavorable, in connection with trading in any securities of the Company or of other companies.

●	In order to implement this Policy, the Company has determined that all employees, officers and directors shall be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities (including derivative securities) of the Company or of other companies, including companies with which the Company does or may do business, except in accordance with this Policy and the following procedures and requirements.

●	The prohibitions and requirements set forth in this Policy may be more stringent than required by law. This Policy controls whenever it imposes requirements or prohibitions that are stricter than those imposed by law.

●	All requests for, exceptions from, and all questions concerning the interpretation or application of, this Policy should be addressed in writing to the General Counsel. Only exceptions in writing (including e-mail) from the General Counsel or his or her delegate will be deemed effective.

PROCEDURES:

I.	General Rules

A.

What Trading is Prohibited? No employee, officer or director of the Company (a “Covered Person”) may purchase or sell any securities of the Company, or of any other publicly-held company, including companies with which the Company does or may do business, at any time such Covered Person is aware of material, non-public information (“Inside Information”) regarding the Company or such other company. The prohibition applies whether the Inside Information is favorable or unfavorable and extends to any persons to whom a Covered Person gives such information. Such conduct constitutes “insider trading,” violates the law and may give rise to private lawsuits or to civil liability under the securities laws (including through proceedings initiated by the Securities and Exchange Commission (“SEC”)) or criminal prosecution as discussed below. The prohibition applies until the information either has become public or is no longer material.

B.

Does the Policy Apply to Gifts? Yes. As a matter of policy, the prohibitions and limitations on trading in Company securities and securities of other companies described in this Policy apply to charitable and non-charitable gifts of securities.

C.

What is “Material” Information? It is difficult to describe exhaustively what constitutes “material” information. Information, positive or negative, which if disclosed is reasonably likely to have an effect on the market price of the securities of a company, or is reasonably likely to be of significance to a person in determining whether to purchase, sell or hold such securities, is material. Information may be significant for this purpose even if it would not alone change a person’s decision whether or not to trade in the security. Examples include a potential business acquisition or disposition, earnings results, internal financial projections, internal financial information that departs in any way from what the market expects, important product developments, the acquisition or loss of a major contract or an important financing transaction. This list of information that is potentially material is merely illustrative, not comprehensive. When in doubt, to be on the safe side, presume information to be material.

D.

What is “Non-Public” Information? Information is “non-public” until it has been effectively communicated to the marketplace. Information set forth in a report filed with the SEC or made available via a widely disseminated press release is considered public information, although once the information is disclosed it is appropriate to allow a period of time, usually a day or two, for the market to absorb the material so that it is more likely to be reflected in the price of the securities.

E.

What does the term “Securities” Include? The term “securities” include common stock, preferred stock, bonds, notes, debentures and convertible securities, as well as derivative securities such as options, warrants, stock awards, performance grants and similar instruments related to such stock, bonds, notes, debentures and convertible securities. Additionally, “purchase” and “sale” are broadly defined for this purpose: “purchase” includes the actual purchase of a security, as well as the entry into any contract to purchase or otherwise acquire a security; and “sale” includes the actual sale of a security, as well as the entry into any contract to sell or otherwise dispose of a security.

F.

Does the Policy Apply to Trading in Securities of Other Companies? Yes. Insider trading may also occur in connection with purchases or sales of securities of other companies (e.g., Company acquisition targets, vendors or suppliers to the Company or customers of the Company) based on Inside Information regarding any such other company. This applies to Inside Information about another company, whether that information is obtained directly from the other company in connection with the Covered Person’s responsibilities for the Company or is otherwise obtained by the Covered Person in the course of his or her employment or association with the Company. The Company’s prohibition against insider trading under this Policy applies to this conduct. For example, if the Company were about to enter into a contract with a vendor that could have a material impact on the financial condition of that vendor, purchasing the securities of the vendor would violate this Policy. This prohibition applies until the information about the other company either has become generally available to the public or is no longer material.

G.

What is Tipper/Tippee Liability? The prohibition on insider trading extends to any disclosure, deliberate or casual (“tips”), to friends, relatives or others, whether or not the person receiving the information (the “tippee”) compensates the tipper for the information in any way. Under federal law, both the tipper and the tippee may be liable if trades result from such unauthorized disclosures. In a few instances, disclosures made in casual conversation during a golf game or cocktail party have resulted in liability, so caution is advised. To avoid any risk of engaging in unlawful tipping, always avoid discussing Inside Information about the Company or other companies with anyone outside the Company, including avoiding disclosing confidential information about other companies with which the Company does or may do business.

H.	What are the penalties for insider trading?

1.

Penalties imposed by governmental authorities or private parties. The consequences of insider trading are significant and serious for both you and the Company. They include civil suits by private parties, which can result in rescission of the trade and/or damages paid by all those involved in a trade, as well as criminal and civil enforcement actions by the SEC, Department of Justice and State law enforcement agencies, which can result in civil penalties of up to three times the profit gained or loss avoided and/or imprisonment and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. These penalties also apply to the person who “tips” inside information, even if they are not involved in or aware of the trade.

2.

Penalties imposed by the Company. Violation of the Company’s insider trading policy and procedures can be expected to result in serious disciplinary action by the Company, up to and including dismissal of the persons involved, whether or not any civil or criminal charges are filed.

I.

Who is Responsible for Insider Trading Violations? Because the final decision with respect to securities transactions lies with each Covered Person, responsibility for compliance with insider trading prohibitions does as well. Under no circumstances may a Covered Person trade in Company securities at any time while aware of Inside Information about the Company, or in securities of another company while aware of Inside Information about that company, as described in Section I.E above. A Covered Person may, from time to time, have to forego a proposed securities transaction even if he or she planned to make the transaction before learning of the Inside Information, and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting. In the event of any doubt as to whether trading is permissible, contact the General Counsel or another attorney in the Law Department.

GIVEN THE SERIOUSNESS OF TRADING WHILE AWARE OF INSIDE INFORMATION, IF YOU HAVE ANY DOUBT AS TO THE PROPRIETY OF A PLANNED PURCHASE, SALE OR OTHER SECURITIES TRANSACTION, INCLUDING TRANSACTIONS IN COMPANY SECURITIES, YOU SHOULD OBTAIN LEGAL ADVICE BEFORE PROCEEDING IN ANY SUCH TRANSACTION.

II.	Blackout Periods

A.

Definition of “Covered Account.” To assist Covered Persons in complying with applicable insider trading prohibitions, the Company has established policies and procedures with respect to when Covered Persons may properly buy or sell Company securities. The procedures and requirements set forth below must be followed in connection with any transactions in, or affecting holdings in, any Covered Account (as defined below). For purposes of this Policy, a “Covered Account” includes:

(i)	the Covered Person’s own accounts;

(ii)	the accounts of the Covered Person’s spouse, domestic partner, children, or any other relative (by blood or by marriage) living in the Covered Person’s home; and

(iii)	any account in which the Covered Person has a beneficial interest or exercises control or investment influence, including a trust or an IRA or other retirement account.

A Covered Person may submit a written request to the General Counsel that the meaning of “Covered Account” for purposes of this Policy be more limited or specific based on his or her particular circumstances.

B.

Blackout Period for All Covered Persons. A Covered Person shall not trade or otherwise transact in any Company securities during a quarterly period commencing 15 Trading Days prior to the end of a fiscal quarter and ending one full Trading Day after the Company’s public release of quarterly or annual financial results (a “Blackout Period”). For purposes of this Policy, a “Trading Day” means any day on which the New York Stock Exchange (“NYSE”) is open for trading. Covered Persons should contact the General Counsel or another attorney in the Law Department with any questions about when and whether transactions are permitted under this Policy, including any questions about the materiality or non-public nature of any information of which they are aware.

C.

Special Blackout Period. The Company may, from time to time, prohibit trading in Company securities by specified groups of Covered Persons at other designated times as determined by the General Counsel or required by law (a “Special Blackout Period”). Notice of a Special Blackout Period will be issued by the General Counsel to those Covered Persons who are affected. During any Special Blackout Period, affected Covered Persons may not engage in any transactions involving Company securities and may not disclose to others the existence of the Special Blackout Period.

D.

Pre-Trading Clearance for Insiders. Before executing any transaction involving Company securities, or the securities of any other company to which this Policy applies, an Insider (as defined below) must provide written notice of the intended transaction to the General Counsel and request approval to proceed. The General Counsel will respond to all responses in writing (including by e- mail). If an Insider does not receive written approval from the General Counsel in time to execute the intended trade, the Insider shall not execute the transaction. “Insiders” include each (i) executive officer, (ii) director, (iii) general manager of an operating unit, (iv) controller, (v) finance officer, (vi) auditor, and (vii) other Covered Person, designated in writing by the General Counsel, whose responsibilities include having regular access to non-public financial reporting information or information regarding potential mergers, acquisitions, dispositions or other significant transactions involving the Company.

E.	Basic Prohibition Always Applies. No Covered Person may trade in any Company securities at any time while aware of Inside Information about the Company, even if no Blackout Period is effect.

III.	Other Policies Regarding Securities Transactions

A.

10b5-1 Plan Transactions. As an exception to the Blackout Period general prohibition on transactions in Company securities, transactions in Company securities may be made in a Covered Account at any time, including during a Blackout Period, if carried out pursuant to a 10b5-1 Plan. A “10b5-1 Plan” is a binding contract, instruction or written plan that complies with the requirements of SEC Rule 10b5-1, and with the requirements of this Policy. A Covered Person having a 10b5-1 Plan in effect may not trade or otherwise transact in any Company securities outside a 10b5-1 Plan, except with the prior written approval of the General Counsel.

A 10b5-1 Plan must be entered into at a time when the Covered Person entering into the plan is not aware of any Inside Information about the Company. Once a 10b5-1 Plan is adopted, the Covered Person must not exercise any influence over how, when or whether to effect purchases or sales of the securities to be traded. The 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance, or delegate discretion on these matters to an independent third party. A 10b5-1 Plan can only be adopted or modified during periods when trading in Company securities is otherwise permitted under this Policy. Covered Persons and the Company must act in good faith with respect to 10b5-1 Plans, including the adoption of, any modifications to, and any actions related to such plans.

Cooling Off Periods and Adoptions, Modifications, Suspensions and Terminations of Plans. Securities transactions under a 10b5-1 Plan entered into by directors and Section 16 officers of the Company may not commence until the later of (1) 90 days after the adoption of the 10b5-1 Plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but in any event no longer than 120 days after adoption of the plan). Securities transactions under a 10b5-1 Plan entered into by Covered Persons other than directors and Section 16 officers may not commence until at least 30 days after the 10b5-1 Plan is adopted. It is important to note that any modification or other change to the amount, price or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a 10b5-1 Plan is considered a termination of a 10b5-1 Plan and the adoption of a new 10b5-1 Plan. Under

SEC Rule 10b5-1, the adoption of a new 10b5-1 Plan will trigger a new cooling-off period.

Except as expressly contemplated in an approved 10b5-1 Plan, any suspension, termination, modification or other change to a 10b5-1 Plan requires approval of the General Counsel. When a Covered Person’s 10b5-1 Plan lapses or is terminated, such Covered Person (a) may not adopt a new 10b5-1 Plan for at least 30 days, (b) may only do so when trading in Company securities is otherwise permitted under this Policy and (c) must wait at least 30 days before engaging in any transactions outside of the 10b5-1 Plan. Any 10b5-1 Plan must be submitted for approval to the General Counsel at least five days in advance of the proposed effective date, in accordance with procedures established by the General Counsel from time to time, and must be implemented through a registered broker-dealer approved by the General Counsel. Questions concerning 10b5-1 Plans should be directed to the General Counsel.

Insiders should understand that a 10b5-1 Plan in no way reduces, eliminates or provides an exemption from such person’s disclosure obligations (e.g., obligation to file Form 4 reports of transactions with the SEC) or any short-swing trading liability under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Director and Section 16 Officer Representations. If a director or Section 16 officer adopts a 10b5-1 Plan or modifies a 10b5-1 Plan in such a way that it is considered the adoption of a new 10b5-1 Plan as described above, as a condition to the availability of the affirmative defense under SEC Rule 10b5-1, such director or Section 16 officer will be required to include a representation in the plan certifying that at the time of the adoption of a new or modified 10b5-1 Plan: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

Periodic Reporting and Other Public Disclosures. Beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ending August 31, 2023, the Company is required to disclose in each periodic report filed with the SEC all trading plans (including both Rule 10b5-1 Plans and non-Rule 10b5-1 trading arrangements) adopted, modified or terminated by directors or Section 16 officers during the previous quarter covered by the report. The Company’s required disclosures include a description of the material terms of each plan, including the name and title of the director or officer-, the date the plan was adopted, modified or terminated; the plan’s duration; and the total amount of securities to be sold or purchased or sold under the plan (without disclosing pricing terms). The Company will consider in each case whether a public announcement of a particular 10b5-1 Plan should be made upon adoption, and the Company may determine to make a public announcement that a particular trading plan is being implemented in accordance with Rule 10b5-1. The Company may also make public announcements or respond to inquiries from the media as transactions are made under a 10b5 1 Plan.

Multiple Overlapping Plans. Covered Persons may not have more than one 10b5-1 Plan that would qualify for the affirmative defense under Rule 10b5-1 for purchases or sales of any class of securities of the Company on the open market during the same period, except under specific limited circumstances. For example, two separate 10b5-1 Plans could be maintained at the same time, so long as one of them only authorizes qualified sell-to-cover transactions (i.e., the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations incident to the besting of a compensatory award). If you have any questions as to whether a proposed 10b5-1 Plan is permissible, please contact the General Counsel or another attorney in the Law Department.

Limitations on Single-Trade Arrangements. A Covered Person will be able to rely on the Rule 10b5-1 affirmative defense for only one single-trade plan (one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction) during any 12-month period, except under specific limited circumstances. If you have any questions as to whether a proposed 10b5-1 Plan constitutes a single-trade plan, please contact the General Counsel or another attorney in the Law Department.

B.

Certain Exceptions to Trading Restrictions. For purposes of this Policy, and in accordance with the securities laws and SEC rules and regulations, the following types of transactions generally are permitted, even if effected during a Blackout Period, and without the requirement of pre-trading clearance:

(i)the exercise of stock options for cash under the Company’s incentive plans (but not the sale of any shares issued upon such exercise and not a broker assisted cashless exercise (accomplished by a sale by the broker of a portion of the shares issued upon exercise of an option));

(ii)stock-for-stock exchange exercises of options and payment of taxes; and

(iii)transactions made pursuant to a valid 10b5-1 Plan (discussed under Section III.A above).

C.

Sales Pursuant to Rule 144. All executive officers, directors, and affiliates of the Company may only sell Company securities in accordance with SEC Rule 144 and upon completing and filing an SEC Form 144 (where the proposed sale(s) exceed the threshold triggering the filing of that form). Accordingly, all executive officers, directors and affiliates of the Company must advise their broker prior to any sale of Company securities that they are an affiliate subject to Rule 144 and request that their sales be conducted in accordance with Rule 144. The broker typically will have them complete a Rule 144 questionnaire and assist with the completion and filing of the required Form 144 with the SEC.

D.

Prohibition Against Hedging, Pledging and Certain Other Trading Activities. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, the following transactions are prohibited by this Policy: short sales, transactions in puts, calls or similar derivative securities involving Company securities, all hedging transactions involving Company securities, and pledging, hypothecating or holding Company securities in a margin account as collateral for a margin loan. Covered Persons are prohibited from engaging in frequent in-and-out trading in the securities of the Company or other short-term speculative trading involving Company securities. For the avoidance of doubt, however, this Section III.D does not prohibit a Covered Person from instructing the broker that administers Company equity compensation awards to execute cashless exercises of his or her equity awards that are otherwise permitted by this Policy.

IV.	Protection of Company Information.

Protection of, and the prohibition on, the misuse of confidential Company information is one purpose of this policy. With regard to maintaining the confidentiality of Company information generally, see AAR Policy 1.07.001 – AAR Standards of Business Ethics and Conduct on the Company intranet.

COMPLIANCE WITH THESE PROCEDURES IS IMPERATIVE TO AVOID POTENTIAL PROBLEMS. IF YOU HAVE ANY DOUBT AS TO YOUR RESPONSIBILITIES WITH RESPECT TO DISCLOSING COMPANY INFORMATION TO OUTSIDERS, SEEK CLARIFICATION AND GUIDANCE FROM THE GENERAL COUNSEL OR ANOTHER ATTORNEY IN THE LAW DEPARTMENT BEFORE YOU ACT. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

V.	Certifications and other Requirements

A.	Becoming a Covered Person. Each employee, officer and director of the Company is a Covered Person.

B.	Becoming a Section 16 Officer. You will be notified by the General Counsel or another attorney in the Law Department regarding your status as a Section

16 Officer.

C.

Business Unit Quarterly Certifications. As part of their Quarterly Financial Statement Representation Letters submitted under Policy 3.06.003 – Internal Accounting Control Policy, each operating business unit must certify that each employee in their respective organization has been:

(i)	Furnished with a copy of the Company’s Insider Trading Policy, and
(ii)	Briefed on the Policy in employee meetings within the previous twelve-month period.

D.

Special Projects. Officers/managers supervising special projects involving Inside Information are responsible for reminding participants in the project of the Company’s Insider Trading Policy and cautioning the participants against misuse or unauthorized disclosure of such information.

E.

Reporting Suspected Insider Trading Activity. Any Covered Person who is aware of, or who believes that there has occurred, any violation of any element of this Policy, including prohibited insider trading, in connection with the purchase or sale of the Company’s securities or securities of other companies (e.g., customers, vendors, suppliers or an acquisition target) must promptly report such circumstances to the Company’s General Counsel. For this purpose, a Covered Person may use the AAR Ethics Hotline to submit a report via the internet or phone. Access information and filing instructions for submitting a hotline report can be found in Policy 1.14.001 and online at www.aar.ethicspoint.com.

F.

Consultation with the General Counsel or Others in the Law Department. In several places this Policy recommends or requires consultation with, or reporting to, the General Counsel, or to another attorney in the Law Department. In any consultation with, or report to, the General Counsel or the Law Department, Company attorneys act for the Company and not as attorneys for Covered Persons in their individual capacity.